Exhibit 10.2

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), dated as of _______, 2023 (the “Effective Date”), is by and between Kellogg Company, a Delaware corporation (“Manufacturer”), and WK Kellogg Co, a Delaware corporation (“Buyer”). Manufacturer and Buyer are collectively referred to as the “Parties” and individually as a “Party”.

Background

A.

In connection with the proposed separation of Manufacturer’s and Buyer’s businesses, Buyer, among other things, will contribute, assign, transfer, convey and deliver to Manufacturer, and Manufacturer will accept from Buyer, all of its direct or indirect right, title and interest in and to certain assets, and Manufacturer will assume certain liabilities.

B.

The Parties desire to enter into this Agreement pursuant to which Manufacturer will Manufacture and supply the Products (defined below) to Buyer for the period of time and on the terms and conditions set forth below.

Agreement

The Parties hereby agree as follows:

1.	Definitions.

(a)	Except as otherwise expressly stated, all references to Sections and Schedules in this Agreement will mean sections in, and schedules attached to, respectively, this Agreement.

(b)	The following terms used in this Agreement will have the following meanings:

“Affiliates” means for either Manufacturer or Buyer, its direct or indirect subsidiary companies, parent or affiliated companies based both in and outside the United States. For the avoidance of doubt, Manufacturer and its subsidiaries, on the one hand, and Buyer and its subsidiaries, on the other hand, shall not be considered Affiliates.

“Intellectual Property” means any and all intellectual property and proprietary rights, of whatever kind or nature, relating to any inventions, developments, improvements, processes, methods, formulae, formulations, recipes, specifications, ideas, trade secrets, know how, discoveries or the like concerning any aspect of, or resulting from, the production of Products (or prototypes or samples of the same) by Manufacturer.

“Major Repairs or Replacement” means a repair or replacement of equipment used to manufacture of Products that is (a) deemed necessary by Manufacturer in its reasonable discretion to maintain food safety or quality standards or production capacity with respect for Products and (b) estimated to cost $10,000 or more.

“Manufacture” means the sourcing of raw and packaging materials for, fabricating, filling, inspecting, labeling, packing, packaging and transporting (all as provided further herein) the Products, all in accordance with the terms provided herein.

“Manufacturing” and “Manufactured” will have the appropriate derivative meanings.

“Products” means the Products with the SKUs listed in Schedule 1.

2.	Term.

With respect to the Products, this Agreement will commence as of the Effective Date and continue until the third anniversary of the Effective Date, unless terminated earlier pursuant to any of the early termination rights specified in Schedule 1 (the “Initial Supply Period”); provided that prior to the expiration of the Initial Supply Period, the Parties may engage in negotiations to potentially extend the Initial Supply Period for up to two additional years at Manufacturer’s and Buyer’s mutual agreement (such extension, a “Supply Period Extension” and, together with the Initial Supply Period, the “Supply Period”); provided, further, that any obligations and liabilities, which by their express terms survive after the end of the Supply Period will survive as expressly set forth in this Agreement. Discussions concerning any Supply Period Extension will be initiated by the Governance Council (see Section 7(d) below).

3.	Manufacturing.

(a)	Products.

(i)

During the Supply Period, Manufacturer will use commercially reasonable efforts to Manufacture the Products for Buyer in accordance with the Forecast (defined below) and subject to the terms and conditions of this Agreement.

(ii)

Subject to Section 10(b), Manufacturer will Manufacture the Products in compliance with the formulations, processing instructions and specifications (collectively, the “Product Standards”) in effect for the Products at the Effective Date, which current Product Standards have been delivered to Buyer.

(b)	Volume.

(i)

Each week during the Supply Period, Buyer will furnish Manufacturer with a written estimate of Buyer’s requirements for all Products for the upcoming eight week period in weekly lots by SKU containing the information and substantially in the format attached as Schedule 3(b)(i)(A) (the “Forecast”). In the Forecast, Buyer will use its commercially reasonable efforts to specify any requirements sufficiently in advance so that the Manufacturer has reasonably sufficient time to order all materials necessary to fulfill such requirements. Each such rolling eight-week period is referred to as a “Production Estimate Period”. The specified requirements for the first two weeks of each Production Estimate Period will constitute Firm Orders (as defined below), but the subsequent six weeks will be deemed to be estimates only. Manufacturer and Buyer will adopt mutually agreeable procedures under which Buyer will give Manufacturer firm written orders for its bi-weekly requirements of the Products (“Firm Orders”) for the week no later than Friday prior to the week of production. Orders for each SKU set forth on each Firm Order will be in accordance with the prior minimum order quantities set forth in the Forecast in Schedule 3(b)(i)(A) plus or minus 10%. All such Firm Orders for the coming week are collectively referred to as the “Weekly Production Schedule.” On an exception basis Buyer may adjust the Weekly Production Schedule to meet urgent customer needs. Such adjustments may require Manufacturer to schedule 24-hour, 7-day-per-week production and Manufacturer will use its commercially reasonable efforts to deliver the Products to Buyer at the requested delivery times.

(ii)

Buyer commits to purchasing a minimum annual volume of each Product as specified in Schedule 1; provided, however, that Manufacturer’s sole remedies for Buyer’s failure to purchase such annual minimum volume for any Product will be to collect from Buyer (A) the true-up amount calculated with respect to such Product according to the terms of Section 7(c)(iii) and (B) the value of the write-off (if any) of raw materials and packaging materials resulting from any annual minimum purchase shortfall as described in Section 5(d).

(iii)

Notwithstanding anything herein to the contrary, in no event will Manufacturer be obligated to Manufacture quantities of the Products in any given month during the Supply Period in excess of the cases per month, per size of Product as set forth on Schedule 3(b)(ii) (the “Ceiling Limits”).

(c)

Necessary Information. Buyer will, as promptly as reasonably practicable, provide Manufacturer with all information reasonably requested by Manufacturer and necessary to fulfill its obligations hereunder. In the event that such information is not furnished in a timely manner, Manufacturer will notify Buyer of any such failure known to Manufacturer. Manufacturer will be under no obligation to Manufacture and supply products and services to the extent that such Manufacturing is materially and adversely impaired by the failure of Buyer to promptly provide such information.

4.	Reports by Manufacturer.

(a)	Manufacturer will provide Buyer with a reasonably detailed rolling daily report showing cases produced versus cases scheduled and shipped.

(b)

Nothing herein will obligate Manufacturer to disclose to Buyer or its Affiliates (i) any confidential or proprietary information in violation of any confidentiality obligations with respect to such information that Manufacturer or its Affiliates may have to third parties, (ii) any confidential or proprietary information of Manufacturer or its Affiliates not primarily related to the Manufacture of the Products, or (iii) its trade terms or any information from which its trade terms may be deduced.

5.	Raw Materials and Packaging Materials.

(a)

During the Supply Period, Manufacturer will purchase the raw materials and packaging materials necessary to Manufacture the Products in accordance with the Product Standards from vendors selected by Manufacturer with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed; provided, that if Buyer does not provide Manufacturer with written notice that it does not consent to a selected vendor or requires additional time to review such vendor within five (5) Business Days of receipt of notice from Manufacturer of the proposed vendor, Buyer will be deemed to have consented to such vendor) consistent with Buyer’s ordinary past business practice with respect to the Products prior to the Effective Date; provided, that Buyer’s existing vendors as of the Effective Date for the Products will be deemed consented to by Buyer. Buyer acknowledges that such vendors may include Affiliates of the Manufacturer.

(b)

The procedures to be followed for the receiving, sampling, analysis and storage of raw materials and packaging materials used for the Manufacture of the Products will be substantially the same as those used by Buyer prior to the Effective Date with respect to the Products and will be in accordance with the Product Standards.

(c)

Manufacturer will maintain average levels of inventories of raw materials and packaging materials for the Products in a manner consistent with Buyer’s ordinary past business practices prior to the Effective Date with respect to the Products. Manufacturer is authorized to purchase and keep on hand sufficient raw materials and packaging materials to cover production of the quantity of Products specified in Buyer’s estimates for each rolling Production Estimate Period. If Manufacturer desires to purchase and store a larger quantity of raw materials or packaging materials, Manufacturer will secure Buyer’s written authorization before doing so; provided that the Parties acknowledge and agree that (x) it may be necessary for Manufacturer to store a larger quantity of raw materials, packaging materials and other inventory (including by Manufacturing additional quantities of Products) for a period prior to the end of the Supply Period in order to facilitate the transition of production of the Products to Buyer and (y) the Parties will cooperate in good faith to develop a plan with respect to such transition period. At the end of the Supply Period, Section 19 will govern the treatment of any finished Products and related raw materials and packaging materials.

(d)

If Manufacturer incurs any write-off of raw materials or packaging materials as a result of (i) Buyer’s failure purchase Products consistent with the Forecast or the minimum purchase requirements specified for any Product or (ii) Buyer’s decision to no longer purchase a particular Product under this Agreement, Buyer will reimburse Manufacturer for the amount of each and any such write-off within 30 days after receipt of an invoice for such amounts from Manufacturer.

6.	Inventory Management, Delivery and Storage.

(a)

During the Supply Period, the Products held by Manufacturer in finished product inventory will not be invoiced to Buyer until shipped out of the applicable Facility (as defined below). Manufacturer will store and insure all such Products in accordance with Buyer’s ordinary past business practice with respect to the Products until the loading of the Products onto the carrier(s) engaged by Buyer at the applicable Facility. Title and risk of loss or damage to Products will remain with Manufacturer until the same is delivered to Buyer’s carrier.

(b)

Buyer will have the right to reschedule any delivery date set forth in a Firm Order; provided it gives Manufacturer notice of such rescheduled delivery date at least forty eight (48) hours prior to the previously scheduled delivery date and provided, further, that (i) such rescheduled delivery date is at least forty eight (48) hours after the date of such rescheduling notice and (ii) Buyer reimburses Manufacturer for any reasonable and documented costs incurred in connection with such rescheduling (e.g., storage). Time is of the essence with respect to dates of delivery under this Agreement. No Forecast, Firm Order, purchase order, sales confirmation or other confirmation of sale or purchase (or any standard terms and conditions contained or incorporated by reference therein) will have the effect of modifying the terms of this Agreement.

7.	Invoicing.

(a)

During the Supply Period, Buyer will pay to Manufacturer, following receipt of an invoice, a variable fee for each shipment in the local currency of the specific Manufacturing location for each Product (in each case, the “Applicable Currency”) equal to the sum of (A) the Total Product Costs in respect of such shipment and (B) the Manufacturing Fee in respect of such shipment. Manufacturer will invoice Buyer for such fees with respect to each shipment, plus reimbursement owed for any Major Repairs or Replacements made during the period from the last shipment through and including the current shipment (including for any Service Taxes for which Buyer is responsible pursuant to Section 8(a)), and Buyer will pay each such invoice within thirty (30) calendar days of the invoice date, except for invoices relating to Major Repairs or Replacements, for which the amount owed pursuant to such Major Repairs or Replacements will be paid within ten (10) Business Days following receipt of such invoice.

(b)	Purchase Price and Service Fees.

(i)

“Total Product Costs” means (A) costs of raw materials and packaging plus (B) fixed and variable production costs (including labor and overhead) plus (C) an allocation of warehouse costs. Costs of raw materials and packaging will be equal to the costs of such raw materials and packaging to Manufacturer, and such amounts will be adjusted from time to time as necessary to reflect changes in accordance with the procedure described in Section 7(c)(i).

(ii)

“Manufacturing Fee” means an amount in the Applicable Currency equal to a percentage of the Total Product Costs incurred in connection with the Products Manufactured pursuant to this Agreement in respect of the applicable shipment. The Manufacturing Fee is specified in Schedule 1.

(c)	Changes to Production Costs, Volumes or Products.

(i)

If requested by either Manufacturer or Buyer, representatives of Manufacturer and Buyer will meet in person or telephonically, on the twenty-fifth (25th) day (or such other day as may be mutually agreed between the Parties) of the third (3rd) month of each quarter during the Supply Period (or, in each case, if not a Business Day, the preceding Business Day) (each such meeting, a “Planning Meeting”), to review (A) Total Product Costs, including in order to review potential material price variances on raw and packaging material at an aggregated level and potential material variances on conversion and overhead costs, if any, for the purposes of reimbursement and forecasting; provided, that material prices and other competitively sensitive information will only be provided to and reviewed by a third party auditor retained by Buyer and, except in the case of Extraordinary Inflation, increases in Total Product Costs (excluding pass-through costs of raw and packaging materials) may not exceed 3% annually; and (B) any proposed cessations of the Manufacture of any Product in its entirety or any modifications to the Product Standards or the formulation of any Products (“Product Variations”). For purposes of this Agreement, “Extraordinary Inflation” means that over a period of 12 months inflation impacts Manufacturer’s cost of production (excluding costs of raw materials and packaging) at a rate of no less than 5%. In such event Manufacturer will supply Buyer with documentation of such impact and the Parties will discuss and mutually agree upon any appropriate pricing adjustments. An increase permitted due to Extraordinary Inflation is the single circumstance in which the portion of Total Product Cost excluding costs of raw materials and packaging may increase for any one year in excess of 3.0%.

(ii)

No later than ten (10) days prior to the Planning Meeting, Manufacturer will provide Buyer with a notice of any proposed changes to Total Product Costs or Product Variations. At the Planning Meeting, Manufacturer and Buyer will negotiate in good faith (A) any changes to Total Product Costs or Product Variations and the appropriate timing for such changes to take effect, and (B) in the case of Product Variations, any changes to the Total Product Costs and/or Manufacturing Fee as a result.

(iii)

The Total Product Cost charged by Manufacturer for each Product includes a per pound allocation of Manufacturer’s budgeted overhead costs for each calendar year of the Supply Period (“Annual Overhead Costs”) based on the Buyer’s annual purchase commitment for such Product. At the end of each calendar year during the Supply Period Manufacturer will compare actual purchases of each Product for such year to the purchase commitment for such Product. If actual purchased pounds of a Product for the year are less than 95% of the purchase commitment for such Product for such year, then Manufacturer will calculate the unrecovered amount of its Annual Overhead Costs associated with such Product because of the purchase shortfall and invoice Buyer for such amount in the Applicable Currency. Buyer will pay any shortfall invoice(s) within 30 days of receipt.

Example: Buyer commits to purchase one million pounds of Product X during calendar year 2024. Manufacturer’s 2024 budgeted Annual Overhead Costs associated with Product X are $1 million, so the overhead component of the Total Product Cost for Product X is $1 per pound. If Buyer’s actual purchases of Product X during 2024 are 600,000 pounds, then Manufacturer will invoice Buyer for $400,000 (in the Applicable Currency), representing the unrecovered amount of the 2024 Annual Overhead Costs associated with Product X.

(d)

Governance Council. A governance council comprised of the individuals identified on Schedule 7(d) (the “Governance Council”) will oversee the performance by the Parties of their respective obligations under this Agreement and will address any disputes or controversies relating to the amount of Total Product Costs or Manufacturing Fee determined pursuant to this Section 7 by mutual consultation in accordance with the following principles. If the dispute or controversy cannot be amicably resolved in a meeting pursuant to Section 7(c)(i), it will be brought to the attention of the respective supply chain leaders of each Party, or others designated by the Parties in writing (collectively, the “Designated Persons”), who will, in good faith, use their commercially reasonable efforts to find an amicable solution. Failing resolution of the dispute or controversy by the Designated Persons within thirty (30) calendar days after the receipt of notice of the dispute or controversy, the dispute will be submitted to an independent accounting firm mutually agreed by the Parties (the “Independent Accounting Firm”) to resolve such matters, within the terms and conditions set forth herein, within sixty (60) calendar days of such submission. The decision of the Independent Accounting Firm will be final and binding on the Parties, and each Party will take all necessary steps to implement such decision. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm will be borne by Manufacturer and Buyer in inverse proportion to the dollar value of the amounts in dispute between Manufacturer and Buyer resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, should the items in dispute total $1,000 and the Independent Accounting Firm awards $600 in favor of Manufacturer’s position, then 60% of the costs of its review would be borne by Buyer and 40% of the costs of its review would be borne by Manufacturer. Until such time as any such dispute is resolved, Manufacturer will continue to Manufacture the Products under this Agreement (until its termination) on the terms and conditions in effect before such dispute arose unless otherwise agreed by the Parties. At no time during the Supply Period will Manufacturer have any obligation hereunder to disclose to Buyer raw material or packaging material costs to Buyer other than on an aggregate basis. However, disaggregated raw material and packaging material costs may be disclosed to the Independent Accounting Firm, if necessary, in order for them to decide on resolution of a dispute or controversy, on the condition that such information be kept confidential and not be disclosed to Buyer or any of its Affiliates.

The Governance Council will meet at least quarterly during the Supply Period to discuss general progress, forecasting and to approve variances, if appropriate, but will also convene as needed to address pricing or other disputes that may arise between regularly scheduled meetings. The chairperson of the Governance Council (identified on Schedule 7(d)) will schedule meetings and set agendas. Manufacturer’s global supply chain leader must approve any changes to the make-up of the Governance Council or to the governance model in general.

8.	Taxes.

(a)

Buyer will be responsible for and will pay or reimburse the Manufacturer for any sales, value-added, use, excise, goods and services or similar tax, charge, fee, levy or impost and any related interest and penalties (collectively, “Service Taxes”) imposed in respect of any supply or services provided by Manufacturer hereunder (including, without limitation, the Manufacturing and supply of the Products) or any fees payable to Manufacturer hereunder (and Buyer will pay any such Service Taxes required to be remitted by Manufacturer to Manufacturer in addition to any amounts otherwise payable pursuant to this Agreement).

(b)

Any and all fees payable to the Manufacturer will be made free and clear of, and without deduction or withholding for or on account of, any taxes; provided, that if the Buyer will be required by applicable Law to deduct or withhold any taxes from such payments, then (i) Buyer will make such deductions or withholdings as are required by applicable Law, (ii) Buyer will timely pay the full amount deducted or withheld to the relevant taxing body, and (iii) to the extent withholding or deduction is required to be made on account of taxes, the amount payable by Buyer to Manufacturer will be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) Manufacturer will receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At Manufacturer’s reasonable request, Buyer will provide Manufacturer with reasonably satisfactory documentation evidencing payment to the applicable taxing body of any amounts so withheld or deducted.

9.

Accounts to Be Maintained. Manufacturer will maintain accounts with respect to the Products in accordance with Buyer’s ordinary past business practice with respect to the Products. Should Buyer dispute in good faith the accuracy of such accounts, Buyer will have the right, during the Supply Period, to have the Independent Accounting Firm, at Buyer’s expense, review such information; provided, that no more than two (2) such reviews will be permitted in any calendar year. The Independent Accounting Firm will be permitted to inspect Manufacturer’s applicable books of account solely with respect to the Manufacturing provided hereunder during regular business hours and without materially disrupting the normal operations of Manufacturer. This right of review will in no way imply an obligation on the part of Manufacturer or its Affiliates to disclose any information in breach of their confidentiality obligations with third parties.

10.	Changes to Product Standards.

(a)

Alterations to Artwork and Labels of Products. Buyer may alter any specifications for artwork and label copy (“Alterations”) of Products upon thirty (30) days’ prior written notice to Manufacturer (or longer as may be reasonably necessary to effectuate such change); provided, that any Alterations that require retooling or changes to the equipment essential to the Manufacture of any Products will require ninety (90) days’ prior written notice to Manufacturer. Buyer will provide to Manufacturer and, if need be, directly to packaging materials suppliers designated by Manufacturer, any materials required for implementation of such Alterations, including finished artwork and cylinders. Buyer hereby acknowledges that once the finished artwork has been received by Manufacturer’s packaging material suppliers, the process of ordering the materials and having them delivered to the plant requires approximately six (6) weeks; provided that Buyer will be afforded, at its reasonable request and sole cost, any opportunities reasonably available to expedite such timeline. Buyer will bear any reasonable and documented costs related to any such Alteration (including with respect to disposal of obsolete materials caused by such Alterations); provided that the Parties will use their respective commercially reasonable efforts to mitigate any such costs. Nothing in this Section 10(a) will be construed to permit Buyer to make any changes to the Product Standards.

(b)	Limitations on Changes.

(i)

Prior to Manufacturer effecting any Alterations of Products, Buyer will have secured all approvals from any Governmental Entity or relevant industry association that may be necessary or advisable in connection with any such action. Buyer will also bear all the costs relating to the issuance of such approvals.

(ii)

Manufacturer will not be required to effect any Alteration of Products that would reasonably be expected to (A) result in the Manufacture of the Products in excess of the applicable case Ceiling Limit, (B) have an adverse effect on Manufacturers’ business operations, (C) fail to accord with applicable Law or the bona fide policies of Manufacturer or its Affiliates relating to the manufacture of food products intended for human consumption, safety, health, environment and product testing or (D) cause Manufacturing at the facilities where the Products are Manufactured during the Supply Period (“Facilities”) to exceed the space allotted to such Products in the ordinary course of business.

(iii)

Should Manufacturer put into effect any such Alterations of Products, Buyer will also be responsible for (A) any resulting increase in costs or expense and (B) all documented liabilities, obligations, costs or expenses of Manufacturer, including those of third parties, directly arising out of or related to such Alterations, and those related to the failure or alleged failure of such Alterations to comply with applicable Law.

11.	Quality Assurance.

(a)

Manufacturer’s Tests. Manufacturer will perform or cause to be performed quality-control tests on raw materials and packaging materials and the Products in accordance with the Product Standards. Manufacturer will comply in all material respects with all quality specifications for the Products as set forth in the Product Standards, and Manufacturer will promptly inform Buyer of any quality issue related to or with the Products shipped to Buyer.

(b)

Buyer’s Inspection. At reasonable times during the Supply Period (and in any event on no more than three (3) occasions in total for each Facility during the Initial Supply Period and one (1) additional occasion during a Supply Period Extension, if applicable), Manufacturer will permit designated representatives of a third party auditor retained by Buyer to inspect and visit the Facilities for the purpose of determining compliance with this Agreement and the Product Standards and to prepare for the transition of Manufacture of the Products from the applicable Facility where the Products are Manufactured for Buyer to Buyer’s plants or contract facilities, in accordance with the following terms and conditions. In furtherance and not in limitation of the foregoing, Manufacturer will permit designated representatives of a third-party auditor retained by Buyer to conduct such an inspection and visit within thirty (30) days of the Effective Date. Buyer will notify Manufacturer of the names and titles of the designated representatives in writing no less than seven (7) days in advance of any permitted visit, and such notice will indicate with reasonable specificity the purpose of such visit. In addition to the aforementioned three (3) inspections, should a Critical Quality Issue arise with respect to one or more of the Products, a third-party auditor retained by Buyer will be entitled to visit the applicable Facility where such Products are produced upon at least twenty-four (24) hours’ advance written notice by Buyer to Manufacturer. “Critical Quality Issue” means a determination that a Product (a) is materially noncompliant with applicable Product Standards or with any applicable Laws, or (b) was not produced in compliance with all current Good Manufacturing Practices promulgated by the U.S. Food and Drug Administration. Inspections will occur during regular business hours and will be performed so as not to materially disrupt Manufacturer’s operations, and Buyer will cause its designated representatives to follow all reasonable requirements imposed by Manufacturer to ensure that Buyer’s designees are not exposed to Manufacturer’s Confidential Information or to any information not relevant to the Manufacture of the Products. Manufacturer will make available, at Buyer’s reasonable request, the results (including all documentation and reports generated either by Manufacturer or a government agency) of all federal, state and local inspections and sanitation audits, quality control inspections and inspections and audits performed by Manufacturer’s appointed third-party auditor, in each case to the extent relating to food safety and conducted during the period from thirty (30) days before to thirty (30) days after the Supply Period and relating to or affecting the Products (and related equipment, raw materials and packaging materials). Manufacturer will also furnish to Buyer without charge a reasonable number of samples from each production run of Products as may be reasonably requested by Buyer.

(c)

Nonconforming Product. Buyer will have the right at any time during the thirty (30) day period following delivery of any Product to reject any Product which has not been manufactured, packaged or shipped in compliance with the Product Standards or which is otherwise not in compliance with the terms and conditions of this Agreement as of the time of delivery (“Nonconforming Product”). Notwithstanding the foregoing, there will be no time limit for the discovery of material latent defects. Any Nonconforming Product determined by Buyer that cannot be reconditioned or salvaged will be disposed of by Manufacturer at Manufacturer’s cost and expense in accordance with the terms hereof and in a manner which will preclude re-use for human consumption. If Buyer has paid Manufacturer for Products which are rejected by Buyer as Nonconforming Product as permitted under this Section 11(c), Buyer will promptly invoice Manufacturer for the cost of such Nonconforming Product supplied by Manufacturer hereunder and also for any freight, handling and other reasonable disposition costs or expenses incurred by Buyer in connection with such Nonconforming Product, and Manufacturer will, at Manufacturer’s election, either pay Buyer or give Buyer a credit in the sum of such invoice amount within thirty (30) days of the date of such invoice. Manufacturer will notify Buyer promptly by telephone upon becoming aware of any Nonconforming Product contained with any Product delivered to Buyer.

(d)

Recalls. Except as expressly set forth in this Section 11(d), during the Supply Period, Buyer will have the sole right to conduct a voluntary recall, market withdrawal or field correction of any Products Manufactured for it hereunder (a “Recall”), and Buyer will be responsible for executing such Recall. Notwithstanding the foregoing, Manufacturer will cooperate with Buyer and use its reasonable best efforts (at Buyer’s expense and upon Buyer’s request) to effect any such Recall. Buyer will pay for all costs and expenses (whether or not incurred by Manufacturer) related thereto; provided, that Manufacturer will be responsible for all costs and expenses (whether or not incurred by Manufacturer) associated with a Recall to the extent such Recall results or arises out of (x) Manufacturer’s gross negligence, fraud or willful misconduct or (y) the Products not meeting the warranty set forth in Section 13(a). In the event Manufacturer requests a Recall from Buyer and such request is denied by Buyer, Buyer will indemnify, defend and hold harmless Manufacturer and its Affiliates from and against all liabilities, losses, claims, actions, damages, costs and expenses resulting from, arising out of or relating to such denial or the event or condition underlying the denied request; provided, that Buyer may not deny a request for a Recall by Manufacturer should such Recall be required of Manufacturer under applicable Law. Nothing in this Section 11(c) will prohibit Manufacturer from complying with its obligations under the applicable Law respect of a recall of goods (including, for the avoidance of doubt, voluntary recalls requested by a Governmental Entity, including the U.S. Food and Drug Administration).

12.

Compliance with Applicable Law and Food Safety, Environmental, Occupational, Health and Safety Standards. In performing their respective obligations under this Agreement, the Parties will comply with all applicable Laws, including laws relating to the manufacture of food products intended for human consumption, and with Manufacturer’s internal environmental, occupational, health and safety policies and policies for the manufacture of food products intended for human consumption. Each Party will promptly notify the other of any changes in Laws of which such Party becomes aware to the extent that such changes would reasonably be expected to affect the obligations of the Parties hereunder. Buyer will be responsible for paying any incremental costs and expenses associated with and relating to any change in applicable Law.

13.	Warranty; Remedies.

(a)

Manufacturer warrants that at the time title to the Products passes to Buyer, such Products will conform in all material respects to the Product Standards and will (i) not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended, or within the meaning of any other food-related Law, (ii) not contain any latent defects and (iii) be of merchantable quality, fit for its intended purpose as food for human consumption and free of any liens, security interests or similar third-party encumbrances or claims.

(b)	Manufacturer warrants that it has and will pass to Buyer or its designees good and marketable title to the Products it Manufactures under this Agreement.

(c)

EXCEPT AS SET FORTH IN SECTIONS 13(a) AND 13(b) OR TO THE EXTENT REQUIRED BY APPLICABLE LAW, MANUFACTURER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

(d)

In the event that the Products fail to comply with the warranty set forth in Section 13(a), Buyer’s remedy, subject to Sections 11(d) and 15, will be (i) with respect to direct damages, (A) for Manufacturer to promptly rework or replace such Products and pay for any direct costs associated therewith, including any freight, transportation and disposal costs or (B) in the event that the prompt reworking or replacement in clause (A) fails or is not reasonably practicable, indemnification for any reasonable out-of-pocket costs incurred by Buyer for back-up supply by a third party, including reasonable costs for express or air freight transport, and (ii) with respect to third-party product liability claims for personal injury or property damage, indemnification of Buyer by Manufacturer for damages associated therewith, subject to the limitations set forth in Section 15; provided, in each case, that such indemnity will not apply to the extent that such failure by Manufacturer to comply with the warranty set forth in Section 13(a) is directly attributable to changes in the formulations, processing instructions or specifications instituted by Buyer.

(e)	In all events hereunder, each Party will use commercially reasonable efforts in cooperation with the other to promptly mitigate any losses it may suffer hereunder.

14.	Confidentiality.

(a)

Vis-à-Vis Third Parties. All written information that is provided to the other Party or any Affiliate or representative of such other Party pursuant to this Agreement which would reasonably be expected to be deemed confidential (“Confidential Information”) will be maintained by each Party and its Affiliates in confidence, using the same degree of care to preserve the confidentiality of such Confidential Information that the Party to whom such Confidential Information is disclosed would use to preserve the confidentiality of its own information of a similar nature. The obligation not to disclose information under this Section 14 will not apply to information that (i) is or becomes generally available to the public other than as a result of disclosure made by a Party in breach of its obligations hereunder, (ii) was or becomes readily available to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party, (iii) previously has been or becomes available to a Party on a non-confidential basis from a third-party source, provided, that such source is not known by such Party to be breaching its own confidentiality obligations with respect to such information or (iv) is independently developed by such Party without reference to any Confidential Information, provided that none of the foregoing exclusions will apply to Manufacturer as the receiving Party to the extent such exclusion arises by virtue of the fact that such information was in Manufacturer’s or its Affiliate’s possession prior to the Closing. In the event either Party is required by applicable Law to disclose any Confidential Information to any Governmental Entity, such Party will, unless prohibited by applicable Law, promptly provide written notice of such requirement to the other Party and will cooperate with the other Party (at such other Party’s expense) to protect against or limit the scope of such disclosure. To the fullest extent permitted by applicable Law, the disclosing Party will continue to protect as confidential and proprietary all Confidential Information disclosed as required by applicable Law. Nothing in this Section 14 will limit in any respect either Party’s ability to disclose information in connection with the enforcement by such Party of its rights or to defend its obligations under this Agreement.

(b)

Survival. The provisions of this Section 14 will survive for two (2) years after the expiration or termination of this Agreement except in the case of trade secrets, for which the confidentiality obligations hereunder will continue until such time as any such Trade Secret becomes public domain information through no fault of the receiving Party or any of its Affiliates or otherwise no longer constitutes a Trade Secret under the Uniform Trade Secrets Act or other applicable Law.

15.	Indemnification.

(a)

Indemnification by Manufacturer. Manufacturer will indemnify, defend and hold harmless, or pay and reimburse Buyer and its officers, directors, employees and agents from and against any and all liabilities, losses, claims, actions, damages, costs and expenses resulting from, arising out of or relating to (i) the breach by Manufacturer of any representation, warranty, covenant, agreement or obligation contained herein or (ii) any claim, action or proceeding made or brought against Buyer by a third party to the extent that such liability, loss, claim, action, damage, cost or expense results from, arises out of or relates to Manufacturer’s gross negligence, fraud or willful misconduct in Manufacturing the applicable Products during the Supply Period, except that Manufacturer will not be liable for any such loss to the extent it is directly attributable to changes in formulations, processing instructions or specifications or Alterations directed by Buyer.

(b)

Indemnification by Buyer. Buyer will indemnify, defend and hold harmless, or pay and reimburse, Manufacturer and its officers, directors, employees and agents from and against any and all liabilities, losses, claims, actions, damages, costs and expenses resulting from, arising out of or relating to (i) the breach by Buyer of any representation, warranty, covenant, agreement or obligation contained in this Agreement, (ii) any taxes for which Buyer is responsible pursuant to this Agreement, (iii) any claim, action, or proceeding made or brought against

Manufacturer or its Affiliates to the extent that such liability, loss, claim, action, damage, cost or expense is not caused by Manufacturer’s gross negligence, fraud or willful misconduct in Manufacturing the applicable Products during the Supply Period, (iv) the advertising, marketing, distribution or sale of the Products during the Supply Period or (v) the Manufacture of the Products in accordance with any changes in formulations, processing instructions or specifications or Alterations directed by Buyer.

(c)	Limitation on Liability.

(i)

Manufacturer will not be liable for any indirect or speculative damages of any kind arising out of or in connection with this Agreement; provided, however, that any lost sales by Buyer (to the extent documented by credits issued to retailers, wholesalers, distributors, etc. or firm orders that had to be cancelled or cut) resulting from any breach of this Agreement by Manufacturer will be deemed direct damages and may be included by Buyer as part of any claim made with respect to such breach.

(ii)	Buyer accepts that the limitations and exclusions set out in this Agreement are reasonable having regard to all circumstances.

(iii)

Except to the extent required by law or pursuant to the terms of Section 15(a) or 15(b), no Party will owe or incur any liability whatsoever to the other Party under this Agreement (howsoever arising, whether in contract or in tort, including negligence or otherwise), except in respect of breach of any obligation, warranty or covenant contained in this Agreement, subject to the limitations expressly provided for in this Agreement.

(iv)

All warranties, representations, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise, and whether written or oral, are hereby expressly excluded to the extent legally permissible.

16.	Insurance Coverage.

(a)	Manufacturer will, at its cost, procure and maintain throughout the Supply Period:

(i)	Worker’s compensation insurance as required by applicable Law;

(ii)

Commercial General Liability (CGL) Insurance including Contractual Liability, Products Liability and Automobile Liability Coverages (with an endorsement naming Buyer and its Affiliates as additional insureds) with liability limits in the following amounts: CGL covering bodily injury (including death) and property damage of not less than $10,000,000 and automobile liability covering bodily injury and property damage of not less than $2,000,000 per accident and $2,000,000 combined single limit. Both the CGL and automobile policies will include a clause or endorsement denying the insurer any rights of subrogation against Buyer or its Affiliates, and Manufacturer waives any right of recovery against Buyer for injury or loss due to hazards covered by said CGL and automobile policies to the extent of the injury or loss covered thereby; and

(iii)

“All Risk” Property Insurance including flood, earthquake, and inland transit (with an endorsement naming Buyer as loss payee) covering any property of Buyer (including, without limitation, Buyer-provided materials) that is under Manufacturer’s care, custody and control. Such policy will be valued at the replacement cost for such Buyer property.

(b)

Occurrence; Certificates of Insurance. All coverages required under Section 17(a) will be written on an “occurrence form” and will be carried with insurer(s) reasonably acceptable to Buyer. Upon request, Manufacturer will submit certificates of insurance evidencing the above coverages to Buyer for its approval before entering into performance of this Agreement. The coverages provided by Manufacturer hereunder will be primary and non-contributing with any similar insurance which may be maintained or provided by Buyer, and any certificate furnished by Manufacturer will be endorsed to so state.

17.	Intellectual Property.

(a)

Reservation of Rights. Except as expressly set forth in this Agreement, neither this Agreement nor any of the arrangements made pursuant hereto will give either Party or any of its Affiliates any right, title, interest or claim in or to any Intellectual Property (or improvements thereto) belonging to the other Party or any of its Affiliates. Without prejudice to the terms and conditions of the Purchase Agreement, each Party, on behalf of itself and its Affiliates, expressly reserves all right, title and interest in and to the Intellectual Property owned by such Party or any of its Affiliates.

(b)

Subject to the terms and conditions set forth herein, during the Supply Period, Buyer hereby grants Manufacturer a non-exclusive, irrevocable license, without cost or charge, under all Intellectual Property and other rights owned or controlled by Buyer to manufacture the Products in accordance with this Agreement.

(c)	Survival. Sections 17(a) and 17(b) will survive the expiration or termination of this Agreement.

18.	Termination and Effect of Termination.

(a)

Termination without Cause. Manufacturer and Buyer may, prior to the expiration of the Supply Period, terminate its Manufacturing or purchasing obligations under Agreement with respect to particular Products, but only as specifically permitted under Schedule 1.

(b)

Termination for Breach. In addition to any other rights or remedies Buyer or Manufacturer may at law or in equity, a Party not in material default under this Agreement (the “Non-Defaulting Party”) may terminate this Agreement by giving written notice to the other Party (the “Defaulting Party”) of the Non-Defaulting Party’s intention to terminate this Agreement or any Supply Period upon the occurrence of either of the following events:

(i)

a material breach of this Agreement by Defaulting Party, and failure to cure such breach within thirty (30) days after written notice from the Non-Defaulting Party, will constitute grounds for immediate termination of this entire Agreement; or

(ii)

either of the Parties becoming bankrupt, insolvent, subject to an assignment of its assets for the benefit of creditors or divested of the control of its own affairs by government or judicial intervention or other cause will constitute grounds for the immediate termination of this entire Agreement upon written notice.

19.

Cessation of Manufacture and Inventory Valuation. Upon completion of Manufacture in connection with the last Firm Order of Products delivered pursuant to Section 3(b)(i) prior to the expiration of the Supply Period or valid termination of this Agreement pursuant to Section 18 (the “Final Firm Order”), Manufacturer will cease Manufacture of the applicable Products and provide for Buyer the value of the remaining inventory of such finished Products, raw materials and packaging materials that are held by Manufacturer or stored by them at third-party warehouses which can be used in the ordinary course of business and are not obsolete (the “Manufacturing Inventory”) and will permit a reasonable number of representatives of a third party auditor retained by Buyer to perform a physical stocktaking. Any finished goods on hand will be assigned a value in accordance with Section 7(a)(i), and the raw materials and packaging materials for such Products then on hand will be valued at Manufacturer’s cost of such stocks (together, the “Inventory Purchase Price”). Buyer’s obligations to provide Manufacturer with Forecasts and Firm Orders, in each case pursuant to Section 3(b)(i) and with respect to Products, will terminate upon the delivery of the Final Firm Order. Buyer will pay the Inventory Purchase Price to Manufacturer within thirty (30) calendar days of receipt of the inventory valuation and title to such Inventory will thereupon pass to Buyer.

20.

Force Majeure. Neither Manufacturer nor any of its Subsidiaries, Affiliates or Representatives will be liable for any Losses to the extent resulting from delay in performance or nonperformance caused by circumstances reasonably beyond the control of the party affected, including, but not limited to, acts of God, fire, explosion, flood, civil disturbance, acts of terrorism, hurricanes, tornadoes, riots, interference by any Governmental Entity, accident, strike, labor trouble or shortage, injunction, failure to supply or delay on the part of contractors, pandemic, public health emergencies (whether or not a pandemic or public health emergency has actually been declared by any governmental body or pseudo governmental body), government mandated quarantines, shelter in place orders, bans on public gatherings, travel restrictions, lock-downs, or shut downs of public services, disruption of Internet access, including access disruptions as a result of any virus, worm or Trojan horse, or failure of public infrastructure or energy sources, inability to obtain material, equipment or transportation (each, a “Force Majeure Event”). In any such event, Manufacturer’s obligations under this Agreement will be postponed for such time as its performance is suspended or delayed on account thereof. Manufacturer will notify Buyer, either orally or in writing, as promptly as practicable after learning of the occurrence of such Force Majeure Event. If a Force Majeure Event affects the Manufacture of Products by Manufacturer hereunder, Manufacturer will use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably and practically possible. During such Force Majeure Event, (a) Manufacturer will use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably and practically possible, and (b) Buyer will have the right to acquire Products from an alternative source, at such Buyer’s sole cost and expense, and without liability to Manufacturer, for the period and to the extent reasonably necessitated by such non-performance and will be relieved of the obligation to pay any Total Product Costs or any Manufacturing Fee for such Products. Upon the cessation of a Force Majeure Event, Manufacturer will use commercially reasonable efforts to resume its performance consistent with Forecast mechanism described in Section 3(b) above with the least practicable delay.

21.	Miscellaneous.

(a)

Relationship of the Parties. Neither this Agreement nor any provision herein is intended to create any partnership, distributorship, agency or employment relationship between the Parties (including their respective employees), and neither Party (nor any of its employees) will represent or hold itself or themselves out as an agent, distributor, partner or employee of the other Party or having the authority to assume any obligations or responsibilities on behalf of the other Party. No employee of Manufacturer will be deemed to be an employee of Buyer and no employee of Buyer will be deemed to be an employee of Manufacturer.

(b)	Convention for the Sale of Goods. The Parties hereby expressly disclaim application of the United Nations International Convention on the Sale of Goods to the transactions contemplated hereunder.

(c)

Assignment. No Party may assign its rights or obligations under this Agreement without the prior written consent of the others; provided, that either Party may freely assign its rights and obligations hereunder to an Affiliate; provided, further that no such assignment will relieve either Party of any of its obligations under this Agreement or enlarge or alter such obligations. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

(d)

Notices. All notices and other communications to be given to any party hereunder will be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile or email transmission (receipt confirmation requested), and will be directed to the address set forth below (or at such other address or facsimile number or email address as such party will designate by like notice):

(i)	If to Manufacturer:

[•]

with copies (which will not constitute notice) to:

[•]

(ii)	If to Buyer:

[•]

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Exhibit 10.2

Intending to be legally bound, the Parties have caused this Agreement to be duly executed as of the date first written above.

WK KELLOGG CO

By:
Name:
Title:

By:
Name:
Title:

KELLOGG COMPANY

By:
Name:
Title: